EXHIBIT 32

WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350

       The undersigned, the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer of ACME Communications, Inc. (the “Company”) hereby certify that, to the best of our knowledge, pursuant to 18 U.S.C. §1350:

(i)	the quarterly report on Form 10-Q for the nine months ended September 30, 2006 of the Company (the “Report) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2006	/s/ Thomas D. Allen Thomas D. Allen Executive Vice President & Chief Financial Officer
/s/ Jamie Kellner Jamie Kellner Chief Executive Officer & Chairman of the Board